DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Dean Heller Secretary of State State of Nevada	20060466703-04
	Filing Date and Time 07/24/2006 1:35 PM
	Entity Number C8415-1988

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation: ZEROS & ONES

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

A. TWO THOUSAND (2,000) OF THE AUTHORIZED SHARES OF PREFERRED STOCK ARE HEREBY DESIGNATED "SERIES A CONVERTIBLE PREFERRED STOCK" (THE "SERIES A PREFERRED").

B. RIGHTS AND PREFERENCES OF SERIES A PREFERRED. "THE RIGHTS, PREFERENCES, PRIVILEGES, RESTRICTIONS AND OTHER MATTERS RELATING TO THE SERIES A PREFERRED ARE AS FOLLOWS:

See attached

3. Effective date of filing (optional): ______
(must not be later than 90 days after the certificate is filed)

4. Officer Signature: [signature]

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

1. Voting Rights.

(a) At each meeting of the stockholders of the Company (and for purposes of written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration, with respect to any matter upon which holders of common stock have the right to vote it shall first be determined if all shares of Series A Preferred have voted in the same manner on any proposal. If the holders have so voted, then each share of Series A Preferred would have 100,000 votes in that proposal and would vote as a class with holders of common stock. If the shares of Series A Preferred vote differently on any proposal, each share of Series A Preferred would have one vote in that proposal but would still vote as a class with holders of common stock ;

(b) For so long as any shares of Series A Preferred remains outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority in interest of the outstanding Series A Preferred voting as a separate class shall be necessary for any amendment, alteration, or repeal of any provision of the Company's Articles of Incorporation (including this Certificate of Designation) or any other corporate action that requires shareholder vote or consent, including but not limited to corporate action that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred so as to affect them adversely.

2. Conversion. A holder of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock:

(a) Conversion. Upon the (i) written election of the holder of Series A Preferred or (ii) the death of the holder of Series A Preferred ("Conversion Event"), each share of Series A Preferred outstanding shall automatically convert into the number of shares of the Company's Common Stock as set forth in Section 2(b) hereof.

(b) Conversion Rate. Each share of Series A Preferred shall convert to one share of Common Stock.

(c) Mechanics of Conversion. On the date of the Conversion Event each certificate representing shares of Series A Preferred outstanding shall automatically, without any further action on the part of the holder, be deemed to represent such number of shares of Common Stock such shares of Series A Preferred are convertible into and the holders of Series A Preferred shall thereafter be treated for all purposes as the record holder of such shares of Common Stock.

(d) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

3. Restrictions on Transfer of Series A Preferred.

No person holding shares of Series A Preferred or any beneficial interest therein (a "Series A Holder") may voluntarily or involuntarily transfer (including without limitation the power to vote such shares of Series A Preferred by proxy or otherwise), sell, assign, devise or bequeath any of such Series A Holder's interest in his Series A Preferred, and the corporation and the transfer agent for the Series A Preferred, if any, shall not register the transfer of such shares of Series A Preferred, whether by sale, grant of proxy, assignment, gift, devise, bequest, appointment or otherwise.

4. Reservation of Shares.

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20080216120-02
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/28/2008 1:45 PM
	Entity Number C8415-1988

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Voyant International Corporation

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 2 of the certificate of designation is hereby amended by deleting Paragraph A, which provides as follows:

"A. Two thousand (2,000) of the authorized shares of Preferred Stock are hereby designated "Series A Convertible Preferred Stock" (the "Series A Preferred")."

and replacing it with the following paragraph:

"A. Three thousand (3,000) of the authorized shares of Preferred Stock are hereby designated "Series A Convertible Preferred Stock" (the "Series A Preferred")."

5. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required): X ______________________

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.